As filed with the Securities and Exchange Commission on May 19, 2005

Registration No._____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Top Image Systems Ltd.
(Exact Name of Registrant as Specified in its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2 Habarzel Street
Ramat Hahayal
Tel Aviv, Israel 69710
Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

TOP IMAGE SYSTEMS LTD. 2003 ISRAELI SHARE OPTION PLAN
(Full Title of the Plan)

TIS America, Inc.
591 North Avenue, 3 Lakeside Office Park
Wakefield, MA 01880
Tel: (866) 254-5105
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of United States Agent for Service)

With copies to:
Joel L. Rubinstein, Esq.
McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020
Tel: (212) 547-5336

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee

Ordinary Shares,	662,417	(2)	$3.08	(3)	$2,040,244	(3)	$240.14
nominal value NIS
0.04 per share	274,000	(4)	$2.42	(5)	$663,080	(5)	$78.05

Total:	936,417		-		$2,703,324		$318.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of ordinary shares as may be required to cover possible adjustments under the anti-dilution and other provisions of the Top Image Systems Ltd. 2003 Israeli Share Option Plan (the “2003 Plan”).

(2)	Consists of ordinary shares issuable upon exercise of options which may be granted under the 2003 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the average of the bid and asked prices of the ordinary shares on May 16, 2005, as reported by the NASDAQ SmallCap Market.

(4)	Consists of ordinary shares issuable upon exercise of options previously granted under the 2003 Plan.

(5)	Calculated pursuant to Rule 457(h) under the Securities Act based upon the weighted average of the exercise price per share of such options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Top Image Systems Ltd. 2003 Israeli Share Option Plan (the “2003 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by Top Image Systems, Ltd. with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        Top Image Systems Ltd. has received an exemption from the Securities Authority of the State of Israel from complying with certain requirements of the Securities Law-1968 (to the extent that the said requirements apply hereto at all) relating to the offering of securities of the Company to employees of the Company in Israel, based upon the Company’s statement that it is a company filing reports in accordance with rules of the U.S. Securities and Exchange Commission and that as such it will be filing a Form S-8 Registration Statement in relation to such offering. The said exemption is subject to various conditions as stated in the exemption letter, among which is the obligation to make copies of this Form S-8 Registration Statement, together with its appendices, available to the employees at their workplace in Israel and furnishing a copy hereof to the Securities Authority. Nothing in such exemption of the Securities Authority of the State of Israel shall be construed as authenticating the matters contained in this Registration Statement or as an approval of their reliability or adequacy or as an expression of opinion as to the rights attached to the securities registered hereunder.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(1) the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004, filed on March 31, 2005;

(2) the Registrant’s Report on Form 6-K filed pursuant filed March 15, 2005; and

(3) the description of the Company’s Ordinary Shares, nominal value NIS 0.04 per share, contained in the Company’s Registration Statement filed on Form S-1 on October 2, 1996, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interest of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Registrant is an Israeli company. The Israeli Companies Law, 5759-1999 (the “Companies Law”), provides that an Israeli company may not exculpate an officer from liability with respect to a breach of his duty of loyalty toward the company, but may exculpate in advance (if provided for in the company’s articles of association) an officer from liability to the company, in whole or in part, with respect to damage caused due to a breach of his duty of care.

        A company may include in its articles of association one of the following provisions regarding indemnification: (i) a provision allowing the company to undertake in advance to indemnify an officer, provided that the undertaking is limited to types of events which the board of directors can anticipate at the time of the undertaking having regard to the company’s activities, limited to an amount determined by the board of directors to be reasonable under the circumstances and that the undertaking of indemnification refers to the events which, in the opinion of the board of directors, are anticipated having regard to the company’s activities at the time of giving the undertaking and the amount or criteria which the board of directors determines to be reasonable in the circumstances; or in relation to liabilities or costs referred to below relating to liabilities or costs in the event of criminal proceedings or criminal or administrative investigations or (ii) a provision allowing the company to indemnify the officer retroactively. A company may indemnify with regard to monetary liability or expense (as detailed below) assessed against an officer of the company due to an action taken by him in his official capacity. The company may indemnify as to expenses incurred by him or a monetary liability assessed against an officer in favor of another person pursuant to a judgment, including a judgment rendered by way of a settlement, an award of an arbitrator confirmed by the court, and/or reasonable legal expenses, including legal fees expended by the officer or assessed against him by a court in a procedure brought against him by the company, in the company’s name, by another person, in a criminal indictment from which he was acquitted, or in a criminal indictment in which he was convicted that does not require the proof of mens rea or in relation to an investigation or proceeding conducted against him by a competent authority which concluded without the filing of a criminal complaint against him or the imposition of a fine in lieu of criminal proceedings or alternatively, concluded without the filing of a criminal complaint against him but with the imposition of a fine in lieu of criminal proceedings for an offence that does not require the proof of mens rea.

        A company may, subject to the existence of an appropriate provision in the company’s articles of association, enter into an insurance contract to insure an officer against liability imposed on him due to an action taken by him in his official capacity with regard to any of the following: (i) breach of his duty of care toward the company or toward any third party; or (ii) breach of his duty of loyalty toward the company, provided that the officer acted in good faith and had a reasonable basis to assume that the act would not prejudice the company; or (iii) monetary liability that might be imposed on him towards a third party.

        The Companies Law states that no effect shall be given to a provision in the articles of a company which allows the company to exculpate an officer from his duty toward the company, or allows the company to indemnify an officer whether by board resolution or according to the articles of association, or allows the company to enter into an insurance contract which would provide coverage for any liability of an officer, arising as a result of any of the following: (i) a breach by the officer of his duty of loyalty except in relation to indemnification and insurance in the event of a breach of a duty of loyalty where the officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (ii) a breach by the officer of his duty of care if such breach was committed intentionally or recklessly, other than in the event of mere negligence; (iii) any act performed with the intent to derive an illegal personal gain; or (iv) any fine or assessment levied against the officer. The Companies Law does not allow a company to exculpate an officer from his duty of care toward the company in relation to any distribution (as defined in the law) by the company.

        The Companies Law further provides that no effect shall be given to any provision in the articles of association or in an agreement or given in any other manner, which, directly or indirectly, sets conditions on the provisions described above. In addition, no effect shall be given to an undertaking to indemnify or to insure the liability of an officer due to the breach of the duty of loyalty to the company other than a breach of a duty of loyalty where the officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, and an officer shall not receive, directly, or indirectly, such an undertaking; a receipt of such undertaking is a breach of the duty of loyalty.

        The Registrant’s articles of association provide that the Registrant may, from time to time, and subject to applicable law:

—	enter into a contract for insuring the liability of every director, general manager, chief business manager, associate general manager, vice general manager, every person who occupies such with the Registrant, even if his title is different, and every other manger who works directly under the general manager (an “Officer”), in part or in whole, for an obligation imposed on him as a result of an act or omission performed in his capacity as an Officer, under any circumstances with respect to which the Registrant may, or will be able to, insure an Officer; and

—	indemnify an Officer for a debt or expense imposed on him as a result of an act performed by him in his capacity as an Officer with regard to circumstances under which the Registrant may, or will be able to, indemnify an Officer.

        The Registrant may indemnify an officer as specified above retroactively or pursuant to an advance undertaking. An undertaking to indemnify an officer shall be limited to the type of events that the board of directors can anticipate at the time the board adopts the undertaking, and to an amount that the board of directors determined is reasonable under the circumstances.

        All of the above provisions shall be limited to the extent permitted by the law, and in no event shall an Officer be entitled to insurance, indemnification or an exemption with regard to events for which the law prohibits the provision of insurance and indemnification.

        The above provisions neither intend, nor shall they be construed, to limit the Registrant in any manner whatsoever regarding its capacity to enter into an insurance contract, exemption or indemnity with respect to those who are not Officers, including the Registrant’s employees, contractors or advisors who are not Officers, to the extent permitted by law.

        Currently, the Registrant holds a directors and officers liability insurance policy that provides coverage limited to $10,000,000 in aggregate for the policy period, ending on December 31, 2005.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Top Image Systems Ltd. 2003 Israeli Share Option Plan.

4.2	Form of Stock Option Agreement under the Top Image Systems Ltd. 2003 Israeli Share Option Plan.

5.1	Opinion of Ben Zvi Koren Law Offices.

23.1	Consent of Somekh Chaikin - member of KPMG International.

23.2	Consent of Kost, Forer, Gabbay and Kasierer - member of Ernst & Young Global.

23.3	Consent of Ben Zvi Koren Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

A.     The undersigned registrant hereby undertakes:

        (1) to file during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on May 19, 2005.

Top Image Systems Ltd. BY: /s/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, on this 19th day of May, 2005, that each director and officer whose signature appears below hereby constitutes and appoints Ido Schechter and Arie Rand, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 of ordinary shares of Top Image Systems Ltd. under the Top Image Systems Ltd. 2003 Israeli Share Option Plan, and to file the same with all Exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities as of the date indicated above.

BY: /s/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer and Director (principal executive officer)

BY: /s/ Arie Rand —————————————— Arie Rand Chief Financial Officer (principal financial officer and principal accounting officer)

BY: /s/ Thomas C. Lavey —————————————— Thomas C. Lavey Chairman of the Board of Directors

BY: —————————————— Victor Halpert Director

BY: —————————————— Zamir Bar Zion Director

BY: /s/ Izhak Nakar —————————————— Izhak Nakar Director

BY: /s/ William M. Landuyt —————————————— William M. Landuyt Director

BY: —————————————— Elie Housman Director

BY: /s/ Yehezkel Yeshurun —————————————— Yehezkel Yeshurun Director

Authorized Representative in the United States: TIS America, Inc. BY: /s/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer